Exhibit 10.16

Execution Version

TRIAGE TECHNOLOGIES INC.

(a company incorporated under the federal laws of Canada)

(Company)

and

ADVANCED HUMAN IMAGING LIMITED ACN 602 111 115

(Investor)

SUBSCRIPTION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		3

	1.1	Definitions	3
	1.2	Interpretation	8
	1.3	Business Day	9
	1.4	References to the calculation of time	9
	1.5	Fractional entitlements	10
	1.6	Time is of the Essence	10

2.	SUBSCRIPTION FOR SUBSCRIPTION SHARES		10

	2.1	Application	10
	2.2	Subscription	10
	2.3	Issue	12
	2.4	Conditions of Issuance of Company Shares	12

3.	REQUEST FOR FURTHER INVESTMENT		12

4.	SHAREHOLDER APPROVAL		13

5.	WARRANTIES		13

	5.1	Mutual Warranties	13
	5.2	Investor Warranties	14
	5.3	Company Warranty	15

6.	RIGHT OF FIRST OFFER		15

	6.1	Right of First Offer	15
	6.2	Permitted Offering	16
	6.3	Termination of Right of First Offer	16

7.	UNDERTAKINGS BY THE COMPANY		17

	7.1	Company Undertakings	17
	7.2	Investor Undertakings	17

8.	DEFAULT		17

	8.1	Event of Default	17
	8.2	Non-Defaulting Party’s Powers on an Event of Default	18

9.	CONFIDENTIALITY		18

	9.1	Confidential Information	18
	9.2	Reasonable endeavours	19
	9.3	Survival on termination	20

10.	NOTICES		20

	10.1	Form of notice	20
	10.2	Means of giving notices	20
	10.3	Specified address for service	20
	10.4	Change of Address	20
	10.5	Receipt of notices	21

11.	NOVATION		21

	11.1	AHI USA	21
	11.2	References	21
	11.3	Release by the Company	21
	11.4	Release by the Investor	22

i

12.	MISCELLANEOUS		22

	12.1	Termination	22
	12.2	Effect of Termination	22
	12.3	Amendments and Waivers	22
	12.4	Taxes and withholdings	22
	12.5	Further assurance	22
	12.6	Governing law	23
	12.7	Costs	23
	12.8	Severance	23
	12.9	Entire Agreement	23
	12.10	Conflicts	23
	12.11	Counterparts	23

SCHEDULE A			25

SCHEDULE B			26

ii

THIS AGREEMENT is made the 31st day of March, 2021

BE TWE E N

TRIAGE TECHNOLOGIES INC. (a company incorporated under the federal laws of Canada) of 1 Adelaide Street East, Suite 3001 Toronto, Ontario M5C 2V9 Canada (Company);

AND

ADVANCED HUMAN IMAGING LIMITED (ACN 602 111 115) of Suite 5, 71-73 South Perth Esplanade, South Perth WA 6151 Australia (Investor).

RE CI T A LS

A.	The Investor hereby irrevocably subscribes for and agrees to purchase 4,466,748 Subscription Shares for aggregate consideration of $6,000,000, payable in cash and AHI USA Shares or AHI ASX Shares (each as defined below) (the Aggregate Subscription Amount), in tranches on the terms and conditions contained in this Agreement.

B.	On 3 December 2020 (Toronto time), the Investor advanced $500,000 to the Company as a prepayment of a portion of the Aggregate Subscription Amount.

C.	On 16 March 2021 (Toronto time), the Investor advanced a further $100,000 to the Company as a prepayment of a portion of the Aggregate Subscription Amount.

D.	The Company hereby agrees to issue a total of 4,466,748 Subscription Shares to the Investor in tranches on the terms and conditions contained in this Agreement.

E.	The Investor and the Company will enter into a software reseller agreement (the Reseller Agreement) in connection with the entering into of this Agreement, pursuant to which, among other things, the Company will grant a non-exclusive license to the Investor to integrate the Triage Platform into the MyFiziq Platform (each as defined in the Reseller Agreement) and the Investor will grant a non- exclusive license to the Company to commercialise the Triage Platform, as an add-on to the MyFiziq Platform, or as a combined application.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following capitalized terms shall have the respective meanings set out below:

Acceptance Period has the meaning given to it in clause 6.1(c). Aggregate Subscription Amount has the meaning set out in the recitals. Agreement means this agreement, including its recitals. AHI ASX Share means a fully paid ordinary Share in the Investor.

AHI USA means a holding company incorporated in the USA for the purpose of acquiring the Investor in connection with a listing on NASDAQ.

AHI USA Shares means shares in the common stock of AHI USA listed on NASDAQ.

ASX means the Australian Securities Exchange.

Business Day means a day that is not a Saturday, Sunday or public holiday in Toronto, Ontario, or Perth, Western Australia.

Change of Control means, with respect to the Company or the Investor (the “relevant entity”) (a) any transaction or series of related transactions to which the relevant entity is party in which in excess of fifty percent (50%) of the total voting power is transferred; (b) any merger, amalgamation or consolidation of the relevant entity with or into any other entity or person, or any other corporate reorganization, other than any such merger, amalgamation, consolidation or reorganization in which the shareholders of the relevant entity outstanding immediately prior to such transaction continue to retain at least fifty percent (50%) of the total voting power of the relevant entity or such surviving entity outstanding immediately after such transaction; or (c) a sale, transfer or other conveyance of all or substantially all of the relevant entity’s assets, or the exclusive license of all or substantially all of the relevant entity’s material intellectual property.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise and which any party may have against another in connection with this Agreement.

Company Shares means any authorized shares in the capital of the Company, including the Subscription Shares.

Confidential Information has the meaning given to it in clause 9.1.

Corporations Act means the Corporations Act 2001 (Cth).

Deemed Issue Price means:

(a)	for Subscription Shares, $1.34 per Subscription Share;

(b)	for the first $500,000 of AHI ASX Shares issued to the Company, A$0.95 per AHI ASX Share, and for any subsequent AHI ASX Shares issued to the Company, the VWAP of AHI ASX Shares for the 5 trading days prior to the relevant Subscription Date; and

(c)	for AHI USA Shares:

(i)	where clause 2.2(f) applies: the price at which AHI USA Shares are listed on the NASDAQ; or

(ii)	in all other cases: the VWAP of AHI USA Shares for the 5 trading days prior to the relevant Subscription Date.

Defaulting Party has the meaning given to it in clause 8.1.

Event of Default means any of the events set out in clause 8.1.

Exercise Notice has the meaning given to it in clause 6.1(c).

Further Investment Notice has the meaning given to it in clause 3(a).

Listing Rules means the Listing Rules of the ASX.

Material Adverse Effect means a material adverse effect on the Company’s ability to perform and comply with its obligations under the Company Shares or on a shareholder of the Company’s rights under them.

NASDAQ means the NASDAQ Stock Market.

Non-Defaulting Party has the meaning given to it in clause 8.1(a).

Notice of Election has the meaning given to it in clause 2.2(f).

Novation Date means the date on which AHI USA completes the acquisition of the Investor.

Offer Notice has the meaning given to it in clause 6.1(b).

Offered Shares has the meaning given to it in clause 6.1(a).

Professional Investor means a professional investor for the purposes of section 708(11) of the Corporations Act.

Reseller Agreement has the meaning set out in the recitals.

Shareholder Approval means the Investor obtaining the required approvals from its shareholders at a General Meeting to issue AHI ASX Shares to the Company.

Shareholders’ Agreement means the shareholders’ agreement of the Company dated April 5, 2016 and attached as Schedule A hereto.

Sophisticated Investor means a sophisticated investor for the purposes of section 708(8) of the Corporations Act.

Subscription Amounts means the:

(a)	Tranche 1 Subscription Amount;

(b)	Tranche 2 Subscription Amount;

(c)	Tranche 3 Subscription Amount;

(d)	Tranche 4 Subscription Amount;

(e)	Tranche 5 Subscription Amount; and

(f)	Tranche 6 Subscription Amount,

(each being a Subscription Amount).

Subscription Date means:

(a)	for the Tranche 1 Subscription Amount: the Tranche 1 Subscription Date;

(b)	for the Tranche 2 Subscription Amount: the Tranche 2 Subscription Date;

(c)	for the Tranche 3 Subscription Amount: the Tranche 3 Subscription Date;

(d)	for the Tranche 4 Subscription Amount: the Tranche 4 Subscription Date;

(e)	for the Tranche 5 Subscription Amount: the Tranche 5 Subscription Date; and

(f)	for the Tranche 6 Subscription Amount: the Tranche 6 Subscription Date.

Subscription Shares means Series C Common Shares in the capital of the Company.

Third Party has the meaning given to it in clause 6.1(e).

Tranche 1 Subscription Amount means $500,000. Tranche 1 Subscription Date means the date hereof. Tranche 2 Subscription Amount means:

(a)	$500,000, payable in immediately available funds to an account nominated by the Company ($100,000 of which has already been advanced as acknowledged under Recital C); and

(b)	subject to Section 2.2(f), if the Novation Date:

(i)	occurs by the Tranche 2 Subscription Date, $1,000,000 worth of AHI USA Shares at the Deemed Issue Price; or

(ii)	does not occur by the Tranche 2 Subscription Date, the Company will, at its sole discretion, elect to (x) receive $1,000,000 worth of AHI ASX Shares at the Deemed Issue Price, or (y) not receive any additional consideration under this tranche.

Tranche 2 Subscription Date means the earlier of May 27, 2021 and the Novation Date.

Tranche 3 Further Investment Notice means the Further Investment Notice requesting the advance of the Tranche 3 Subscription Amount.

Tranche 3 Subscription Amount means:

(a)	$500,000, payable in immediately available funds to an account nominated by the Company; and

(b)	subject to Section 2.2(f), if the Novation Date:

(i)	occurs:

(A)	by the Tranche 2 Subscription Date, $500,000 worth of AHI USA Shares at the Deemed Issue Price; or

(B)	by the Tranche 3 Subscription Date, but after the Tranche 2 Subscription Date, $1,500,000 worth of AHI USA Shares at the Deemed Issue Price; or

(ii)	does not occur by the Tranche 3 Subscription Date, the Company will, at its sole discretion, elect to (x) receive $1,500,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of AHI ASX Shares at the Deemed Issue Price, or (y) not receive any additional consideration under this tranche.

Tranche 3 Subscription Date means the date that is 60 days after the Investor receives the Tranche 3 Further Investment Notice or such earlier date as the parties may mutually agree in writing.

Tranche 4 Further Investment Notice means the Further Investment Notice requesting the advance of the Tranche 4 Subscription Amount.

Tranche 4 Subscription Amount means:

(a)	$500,000, payable in immediately available funds to an account nominated by the Company; and

(b)	subject to Section 2.2(f), if the Novation Date:

(i)	occurs:

(A)	by the Tranche 3 Subscription Date, $500,000 worth of AHI USA Shares at the Deemed Issue Price; or

(B)	by the Tranche 4 Subscription Date, but after the Tranche 3 Subscription Date, $2,000,000 worth of AHI USA Shares at the Deemed Issue Price; or

(ii)	does not occur by the Tranche 4 Subscription Date, the Company will, at its sole discretion, elect to (x) receive $2,000,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of AHI ASX Shares at the Deemed Issue Price, or (y) not receive any additional consideration under this tranche.

Tranche 4 Subscription Date means the date that is 60 days after the Investor receives the Tranche 4 Further Investment Notice or such earlier date as the parties may mutually agree in writing.

Tranche 5 Further Investment Notice means the Further Investment Notice requesting the advance of the Tranche 5 Subscription Amount.

Tranche 5 Subscription Amount means:

(a)	$500,000, payable in immediately available funds to an account nominated by the Company; and

(b)	subject to Section 2.2(f), if the Novation Date:

(i)	occurs:

(A)	by the Tranche 4 Subscription Date, the number of AHI USA Shares that equals $500,000 when calculated at the Deemed Issue Price; or

(B)	by the Tranche 5 Subscription Date, but after the Tranche 4 Subscription Date, $2,500,000 worth of AHI USA Shares at the Deemed Issue Price; or

(ii)	does not occur by the Tranche 5 Subscription Date, the Company will, at its sole discretion, elect to (x) receive $2,500,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of AHI ASX Shares at the Deemed Issue Price, or (y) not receive any additional consideration under this tranche.

Tranche 5 Subscription Date means the date that is 60 days after the Investor receives the Tranche 5 Further Investment Notice or such earlier date as the parties may mutually agree in writing.

Tranche 6 Further Investment Notice means the Further Investment Notice requesting the advance of the Tranche 6 Subscription Amount.

Tranche 6 Subscription Amount means:

(a)	$500,000, payable in immediately available funds to an account nominated by the Company; and

(b)	subject to Section 2.2(f), if the Novation Date:

(i)	occurs:

(A)	by the Tranche 5 Subscription Date, $500,000 worth of AHI USA Shares at the Deemed Issue Price; or

(B)	by the Tranche 6 Subscription Date, but after the Tranche 5 Subscription Date, $3,000,000 worth of AHI USA Shares at the Deemed Issue Price; or

(ii)	does not occur by the Tranche 6 Subscription Date, $3,000,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of AHI ASX Shares at the Deemed Issue Price.

Tranche 6 Subscription Date means the date that is 60 days after the Investor receives the Tranche 6 Further Investment Notice or such earlier date as the parties may mutually agree in writing.

Treasury Offer has the meaning given to it in clause 6.1.

VWAP means volume weighted average price.

Warrantor has the meaning given to it in clause 5.1.

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included,

and, unless the context otherwise requires:

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to parties, clauses or Articles are references to parties, clauses and Articles of this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(k)	a reference to $ or dollars is to the currency of the United States of America; and

(l)	any amount computed or determined in whole or in part in a currency other than the U.S. dollar shall be converted to an amount expressed in U.S. dollars by the payor using the indicative exchange rate provided by the Bank of Canada for the day on which the particular amount is paid or, if no indicative rate is provided for that day, at the most recent indicative rate preceding that day, and paid in U.S. dollars.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the immediately preceding Business Day.

1.4	References to the calculation of time

(a)	Unless otherwise indicated, a reference to a time of day means that time of day in Toronto, Ontario.

(b)	For the purposes of determining the length of a period (but not its commencement) a reference to:

(i)	a day means a period of time commencing at midnight and ending 24 hours later; and

(ii)	a month means a calendar month.

(c)	Any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends.

1.5	Fractional entitlements

Fractional entitlements to any Subscription Shares, AHI USA Shares or AHI ASX Shares that are to be issued pursuant to this Agreement will be rounded to the nearest whole number.

1.6	Time is of the Essence

Time shall be of the essence of this Agreement.

2.	SUBSCRIPTION FOR SUBSCRIPTION SHARES

2.1	Application

The Investor agrees to subscribe for, and the Company agrees to issue to the Investor, the 4,466,748 Subscription Shares in tranches in accordance with this Agreement, in consideration for the Subscription Amounts.

2.2	Subscription

(a)	On the Tranche 1 Subscription Date, the payment referenced in Recital B shall be fully set-off against the Tranche 1 Subscription Amount.

(b)	The Investor must advance the cash component of the Tranche 2 Subscription Amount and each subsequent Subscription Amount to the Company on the relevant Subscription Date, provided that, on the Tranche 2 Subscription Date, the payment referenced in Recital C shall be set-off in part against the cash component of the Tranche 2 Subscription Amount.

(c)	Subject to clauses 2.2(d) and (e), the Investor must issue any share component of the Tranche 2 Subscription Amount and each subsequent Subscription Amount to the Company on the earlier of:

(i)	the relevant Subscription Date; and

(ii)	the date specified under clause 2.2(f) (if applicable).

(d)	Where the Investor is required to issue any AHI ASX Shares under this Agreement it must:

(i)	allot and issue the relevant AHI ASX Shares to the Company;

(ii)	enter the Company in the Investor’s register of members as the holder of the relevant AHI ASX Shares; and

(iii)	following the issue of the relevant AHI ASX Shares:

(A)	send holding statements in respect of the relevant AHI ASX Shares to the Company in accordance with applicable law;

(B)	apply to ASX for official quotation of the relevant AHI ASX Shares in the same class and on the same terms as all other AHI ASX Shares quoted on ASX on the date of issue; and

(C)	shall lodge with ASX a notice in accordance with section 708A(5)(e) of the Corporations Act.

(e)	If the Investor is unable to comply with the requirements of section 708A(5) of the Corporations Act for any reason:

(i)	the Investor shall use reasonable endeavours to ensure the relevant AHI ASX Shares are able to be freely traded on ASX in compliance with the requirements of the ASX Listing Rules and the Corporations Act as soon as reasonably practicable after the relevant issue date; and

(ii)	the Company agrees that the Investor may place a holding lock on such AHI ASX Shares until those requirements have been met.

(f)	Where the Novation Date occurs prior to a Subscription Date, the Company may, within 21 days after the Novation Date, elect by providing notice in writing to the Investor (the Notice of Election) to immediately receive the share component of all of the Subscription Amounts, in which case:

(i)	the Investor must issue to the Company $3,000,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of AHI USA Shares at the Deemed Issue Price in respect thereof on the date which is 60 days after the Investor receives the Company’s Notice of Election; and

(ii)	subject to clause 2.4 and the Company’s receipt of the AHI USA Shares referred to in clause 2.2(f)(i), the Company must issue to the Investor $3,000,000, less the dollar value at the time of issuance of any AHI ASX Shares previously received by the Company pursuant to any prior Subscription Amount, worth of Subscription Shares at the Deemed Issue Price on the date which is 5 Business Days after the Investor receives the Company’s Notice of Election.

Notwithstanding any election by the Company pursuant to clause 2.2(f), the cash component of each Subscription Amount will continue to be paid at the times provided for under clause 2.2(b) in all cases. The Investor shall provide the Company with reasonable advance notice of the occurrence of the Novation Date.

2.3	Issue

Subject to clause 2.2(f), 2.4 and the receipt by the Company of the applicable Subscription Amount in accordance with clause 2.2, the Company must do each of the following on each applicable Subscription Date:

(a)	issue to the Investor the amount of Subscription Shares that, when multiplied by the Deemed Issue Price, equals the applicable Subscription Amount;

(b)	deliver a share certificate or notice of uncertificated shares for the relevant Subscription Shares to the Investor; and

(c)	ensure the Investor is registered as the holder of the relevant Subscription Shares in the Company’s share register.

The representations and warranties of the Investor set out in Section 5.2 shall be deemed to be made again on each date the Investor is issued Subscription Shares under this Agreement.

2.4	Conditions of Issuance of Company Shares

(a)	The Company and the Investor shall use commercially reasonable efforts to enter into an amended and restated shareholders’ agreement with the other shareholders of the Company on the Tranche 1 Subscription Date, pursuant to which the Shareholders’ Agreement will be amended and restated in its entirety. Notwithstanding anything to the contrary in this Agreement, any issuance of Company Shares (including Subscription Shares) by the Company to the Investor under this Agreement shall be conditional upon (i) the Investor executing and being bound by such amended and restated shareholders’ agreement (or such other shareholders’ agreement of the Company in effect at the time of issuance) and (ii) the satisfaction of all requirements under applicable securities laws in respect of the private placement of such Company Shares.

(b)	The Investor acknowledges that (i) the Company is not a reporting issuer or the equivalent in any jurisdiction, (ii) the Company Shares are not listed on any stock exchange, (iii) no public market exists for the Company Shares, and (iv) the Company Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws, the Company’s constating documents and the shareholders’ agreement of the Company in effect at the relevant time.

3.	REQUEST FOR FURTHER INVESTMENT

(a)	Any time after:

(i)	in respect of the Tranche 3 Subscription Amount, the Tranche 2 Subscription Date;

(ii)	in respect of the Tranche 4 Subscription Amount, the Tranche 3 Subscription Date;

(iii)	in respect of the Tranche 5 Subscription Amount, the Tranche 4 Subscription Date; and

(iv)	in respect of the Tranche 6 Subscription Amount, the Tranche 5 Subscription Date;

the Company may demand in writing that the Investor advance the next Subscription Amount (a Further Investment Notice) and the Investor shall advance such Subscription Amount to the Company on the relevant Subscription Date.

(b)	For the avoidance of doubt:

(i)	a Further Investment Notice can only request the advance of one Subscription Amount at a time; and

(ii)	each Subscription Amount can only be advanced once.

4.	SHAREHOLDER APPROVAL

(a)	The issue of AHI ASX Shares that is contemplated in this Agreement is subject to and conditional on Shareholder Approval.

(b)	If the Novation Date has not occurred by 27 May 2021, the Investor must seek Shareholder Approval for the issue of the AHI ASX Shares component of the Tranche 2 Subscription Amount at a General Meeting to be held prior to the Tranche 2 Subscription Date.

(c)	Upon the receipt of a Further Investment Notice, if the Novation Date has not occurred prior to receipt of such notice, the Investor must use reasonable endeavours to convene a General Meeting prior to the relevant Subscription Date to obtain the required Shareholder Approval for the issue of the amount of AHI ASX Shares contemplated in the Further Investment Notice.

(d)	If a Shareholder Approval is required and not obtained by the applicable Subscription Date in accordance with Section 4(c), the Investor must instead pay on such Subscription Date an amount equal to the value of the relevant AHI ASX Shares contemplated in the Further Investment Notice in immediately available funds to an account nominated by the Company.

5.	WARRANTIES

5.1	Mutual Warranties

Each of the Company and the Investor (each, a Warrantor) represents and warrants to the other, as an inducement to the other to enter into this Agreement that, at the date of this Agreement:

(a)	the execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Warrantor;

(b)	the Warrantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement;

(c)	the execution and delivery by the Warrantor of this Agreement, the performance by it of its obligations hereunder and compliance with the terms, conditions and provisions hereof will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its articles or other constating documents; (ii) any law, rule or regulation having the force of law; (iii) any indenture, mortgage, lease, agreement or instrument binding or affecting it or its properties, including any shareholders’ agreement or partnership agreement; or (iv) any judgment, injunction, determination or award which is binding upon it or its properties; and

(d)	this Agreement constitutes a legal, valid and binding obligation of the Warrantor enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and as limited by rules or laws concerning equitable remedies.

5.2	Investor Warranties

In addition to the warranties given under clause 5.1, the Investor represents and warrants to the Company as an inducement to the Company to enter into this Agreement that, at the date of this Agreement:

(a)	the decision of the Investor to enter into this Agreement and subscribe for the Subscription Shares was made in Perth, Western Australia;

(b)	it is a Sophisticated Investor or Professional Investor, or is otherwise a person who is able to be offered the Subscription Shares without disclosure under Chapter 6D of the Corporations Act, and will, on the request of the Company, promptly provide written evidence sufficient to satisfy the Company of the same;

(c)	it is an “accredited investor” as defined in Section 1.1 of National Instrument 45-106 – Prospectus and Registration Exemption or under Section 73.3 of the Securities Act (Ontario), provided that the Investor has (i) reviewed the substance of each category of such definition, (ii) consulted its financial, accounting or tax advisors regarding the Investor’s compliance with such definition, and (iii) communicated in writing prior to the date hereof any exchange, valuation or other risks that might reasonably be expected to result in the Investor’s failure to satisfy such definition, and provided further that the Investor shall, upon reasonable request of the Company, provide such additional financial or other information reasonably required to support such representations and warranties;

(d)	it is a person to whom it is lawful to offer or issue the Subscription Shares without a disclosure document (and is not a “U.S. Person” as defined under the U.S. Securities Act of 1933, or resident in the United States of America or in any other place in which it would not be lawful to offer or issue the Subscription Shares);

(e)	the issuance of the Subscription Shares to the Investor does not require registration, qualification, disclosure or any other action by the Company in the jurisdiction in which the Investor is located or in which the offer of the Subscription Shares is received, and the Investor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the offer of and subscription for Subscription Shares;

(f)	it is aware of and accepts the risks relating to its subscription for the Subscription Shares under this Agreement; and

(g)	in deciding to subscribe for the Subscription Shares, it has:

(i)	made and relied on its own enquiries and assessment of the Company, its business, operations and prospects;

(ii)	made and relied on its own assessment of, and risks relating to, the Subscription Shares and an investment in the Company; and

(iii)	not relied on any representations or warranties made or given by or on behalf of the Company (or any of its directors, officers, employees, agents or advisers), other than as set out in this Agreement.

5.3	Company Warranty

In addition to the warranties given under clause 5.1, the Company represents and warrants to the Investor as an inducement to the Investor to enter into this Agreement that, at the date of this Agreement, the copy of the Company’s articles of incorporation that has been provided to the Investor is a true and correct copy of the Company’s current articles of incorporation.

6.	RIGHT OF FIRST OFFER

6.1	Right of First Offer

Subject to clauses 6.2 and 6.3, each time the Company proposes to issue any Company Shares on a date following the date on which the Tranche 6 Subscription Amount has been received by the Company, the Company shall first offer (the Treasury Offer) such Company Shares to the Investor on the following terms:

(a)	The number of Company Shares the Investor shall be offered and may purchase shall be equal to the total number of Company Shares being offered pursuant to the Treasury Offer (the Offered Shares).

(b)	Each Treasury Offer shall be made by written notice (an Offer Notice) to the Investor specifying (A) the total number and class of Offered Shares and (B) the price and terms upon which the Company proposes to offer the Offered Shares.

(c)	The Investor shall have 10 days (the Acceptance Period) following receipt of the Offer Notice to accept the Treasury Offer. Acceptance of a Treasury Offer shall be made by notice in writing (an Exercise Notice) to the Company within the Acceptance Period specifying that the Investor accepts the Treasury Offer and wishes to purchase all, but not less than all, of the Offered Shares, at the price and on the terms set out in the Offer Notice. An Exercise Notice shall be irrevocable and unconditional. If the Investor does not accept the Treasury Offer before expiration of the Acceptance Period, then the Investor shall be deemed to have refused the Treasury Offer.

(d)	If the Investor accepts the Treasury Offer in accordance with clause (c) above, the closing of the purchase and sale of the Offered Shares shall occur within 20 days of the date of the Exercise Notice, and the Investor shall pay the aggregate purchase price for the Offered Shares to the Company (or as the Company otherwise directs) by wire transfer in immediately available funds. If the closing does not occur within such 20 day period, the Company shall be entitled to offer and sell the Offered Shares to any other person in accordance with clause (e) below.

(e)	If the Investor does not accept the Treasury Offer in accordance with the foregoing, the Company shall be entitled to offer and sell the Offered Shares to any other person (a Third Party), provided that such sale shall not be effected at an effective price which is less than the price set forth in the Treasury Offer. For greater certainty, where the consideration to be received by the Company in connection with any proposed sale to a Third Party includes shares in the capital of such Third Party, the effective price of the Offered Shares shall be equal to the sum of any cash consideration and the fair market value of the shares of the Third Party to be received as consideration for the Offered Shares.

6.2	Permitted Offering

The Company may issue Company Shares without complying with clause 6.1 in the following circumstances only:

(a)	Company Shares, or options exercisable for Company Shares, issued or issuable to employees, officers, directors or consultants of the Company under any share option plan, employment agreement or consulting agreement, each on terms approved by the board of directors of the Company, provided that any such issuances of Company Shares shall be issued out of the Company’s ESOP pool of 3,225,000 Series A Common Shares;

(b)	any subdivision of Company Shares (by a split of any Company Shares or otherwise), payment of share dividend, reclassification, reorganization or any similar recapitalization; provided that AHI is not disproportionately affected relative to the other shareholders by any such subdivision of Company Shares, payment of share dividend, reclassification, reorganization or recapitalization; or

(c)	Company Shares issued or issuable upon the exercise, conversion or exchange, in accordance with their terms, of options or convertible securities that are on issue on the date of this Agreement.

6.3	Termination of Right of First Offer

Unless otherwise provided below, the right of first offer set out in clause 6.1 shall terminate automatically and without further act or formality on the earliest of:

(a)	the occurrence of a Change of Control of the Company or the Investor;

(b)	a material breach by the Investor of any term of this Agreement or of any other agreement entered into between the Investor and the Company, unless the Company otherwise determines in its sole and absolute discretion;

(c)	the occurrence of an Event of Default in respect of the Investor, unless the Company otherwise determines in its discretion;

(d)	the date the Investor holds less than 50% of the Company Shares issued to it pursuant to this Agreement; and

(e)	the termination of this Agreement for any reason.

7.	UNDERTAKINGS BY THE COMPANY

7.1	Company Undertakings

The Company undertakes to the Investor to:

(a)	maintain its status as a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and

(b)	notify the Investor immediately if any representation or warranty made by the Company in clauses 5.1 or 5.3 is found to be incorrect or misleading when made.

7.2	Investor Undertakings

The Investor undertakes to the Company to:

(a)	maintain its status as a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and

(b)	notify the Company immediately if any representation or warranty made by the Investor in clauses 5.1 or 5.2 is found to be incorrect or misleading when made.

8.	DEFAULT

8.1	Event of Default

It is an Event of Default if, whether or not it is within the control of the Investor or the Company, as applicable (the Defaulting Party):

(a)	non-remediable failure: the Defaulting Party fails to perform or observe any material undertaking, obligation or agreement set out in this Agreement, including any obligation to pay an amount or issue shares due to the other party (the Non-Defaulting Party) when due (other than, for certainty, any failure to issue shares arising pursuant to Section 2.4), and that failure is not, in the reasonable opinion of the Non-Defaulting Party, remediable;

(b)	remediable failure: the failure described in clause 8.1(a) is, in the reasonable opinion of the Non-Defaulting Party, remediable, and the Defaulting Party does not remedy the failure within 10 days, or a longer period determined by the Non-Defaulting Party, after receipt by the Defaulting Party of a notice from the Non-Defaulting Party specifying the failure;

(c)	misrepresentation: any warranty, representation or statement made by the Defaulting Party hereunder is or becomes false, misleading or incorrect in any material respect when made;

(d)	receiver: a receiver, receiver and manager, official manager, trustee, administrator or similar official is appointed over the assets of the Defaulting Party and such appointment is not revoked or withdrawn within 30 days of the appointment;

(e)	insolvency: the Defaulting Party is or becomes unable to pay its debts when they are due;

(f)	arrangements: the Defaulting Party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them otherwise than while solvent;

(g)	winding up: an application or order is made for the winding-up or dissolution of the Defaulting Party or a resolution is passed, or any steps are taken to pass a resolution for the winding-up or dissolution of the Defaulting Party otherwise than for the purpose of an amalgamation or restructuring;

(h)	de-listing: the Investor’s shares are de-listed from or suspended from trading on, any stock exchange, including the NASDAQ (other than any de-listing of shares of the Investor from the ASX in connection with the acquisition of the Investor by AHI USA);

(i)	de-registration: a notice under section 601AB of the Corporations Act is given to, or an application under section 601AA is made by, or in respect of, the Investor;

(j)	judgment: a judgment in an amount exceeding $500,000 is obtained against the Defaulting Party and is not set aside or satisfied within 7 days; and

(k)	execution: any distress, attachment, execution or other process of a government agency in an amount exceeding $500,000 is issued against, levied or enforced upon any of the assets of the Defaulting Party.

8.2	Non-Defaulting Party’s Powers on an Event of Default

The Defaulting Party shall promptly notify the Non-Defaulting Party of the occurrence of an Event of Default in respect of the Defaulting Party. If an Event of Default occurs, the Non-Defaulting Party may, at any time within 90 days of the date it has actual notice of the Event of Default, terminate this Agreement by written notice to the Defaulting Party.

9.	CONFIDENTIALITY

9.1	Confidential Information

Each party is to keep confidential the content and existence of this Agreement and any other information obtained from each other during the negotiations preceding the execution of this Agreement or in the course of furthering the transactions contemplated by this Agreement whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to use it for any purpose other than for the purpose of furthering the transactions contemplated by this Agreement nor disclose it to any person except:

(a)	to employees, shareholders, legal advisers, auditors and other consultants who have a need to know such information for the purpose of furthering the transactions contemplated by this Agreement and who have an obligation of confidentiality in respect of such information at least equal to or better than the obligations of the parties hereunder;

(b)	with the consent of the party which owns the Confidential Information or to which the Confidential Information relates;

(c)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than the other party and the recipient has made inquiry reasonable in the circumstances to satisfy itself that such sources, at the time of their disclosure of such information to the recipient, were not prohibited from making such disclosure by a confidentiality obligation, whether contractual, fiduciary or otherwise, owed to the other party or its affiliates;

(d)	if required by a regulatory agency, court or a stock exchange rule, provided that prior to such required disclosure (to the extent legally permissible) the recipient shall give the other party reasonable advance notice of such a requirement to enable the other party to seek a protective order or other appropriate remedy;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence or disclosure in violation of this Agreement; or

(g)	to a financier, prospective financier or prospective acquirer (or their advisers) of a party, provided that such party shall advise such financier, prospective financier or prospective acquirer (and their advisers) that such information is confidential and require that such financier, prospective financier or prospective acquirer (and their advisers) abide by the confidentiality obligations in this Agreement as if such person were a party hereto.

9.2	Reasonable endeavours

A party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose or use the Confidential Information except in the circumstances permitted in this Article 9. A party disclosing Confidential Information shall be responsible for any disclosure or use of Confidential Information by its employees, shareholders, legal advisers, auditors and other consultants in contravention of this Agreement and the other party will not be required to first assert a claim against any of such persons as a condition of seeking or obtaining a remedy against the disclosing party.

9.3	Survival on termination

The obligations under this clause 9 contain obligations separate and independent from the other obligations of the parties and remain in existence for a period of five years from the date of this Agreement, regardless of any termination of this Agreement.

10.	NOTICES

10.1	Form of notice

A notice:

(a)	must be in the English language; and

(b)	may be given on behalf of a person by a solicitor, director, officer or company secretary of the person.

10.2	Means of giving notices

A notice may be given to the addressee by:

(a)	delivering it in writing to the street address of the addressee which includes placing it in a postal receptacle provided for the address or leaving it at the address with a person apparently of or over the age of 16 years;

(b)	sending it by registered mail (charges prepaid) to the street address of the addressee; or

(c)	sending it by email to the email address of the addressee.

10.3	Specified address for service

(a)	Until the Company gives notice of a change, its street address and email address is:

Address:	1 Adelaide Street East, Suite 3001 Toronto, Ontario M5C 2V9, Canada

Email:	tory@triage.com

Attention:	Tory Jarmain

(b)	Until the Investor gives notice of a change, its street address and email address is:

Address:	Suite 5, 71-73 South Perth Esplanade, South Perth WA 6151 Australia

Email:	vlado@advancedhumanimaging.com

Attention:	Vlado Bosanac

10.4	Change of Address

A party may from time to time change its address by giving notice pursuant to clause 10.1 to the other party.

10.5	Receipt of notices

Any notice given pursuant to clause 10.1 will be conclusively deemed to have been received:

(a)	in the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (in the recipient’s local time) on a Business Day or on the next following Business Day if delivered after 5 pm (in the recipient’s local time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the second Business Day after the day of posting; or

(c)	if sent by email, on the day the email was sent if sent prior to 5 pm (in the recipient’s local time) on a Business Day or on the next following Business Day if delivered after 5 pm (in the recipient’s local time) on a Business Day or on a day other than a Business Day.

11.	NOVATION

11.1	AHI USA

The parties acknowledge and agree that, on the Novation Date, AHI USA will replace the Investor in all its capacities under this Agreement, will be deemed to have made all of the representations and warranties of the Investor under this Agreement and will assume all of the Investor’s obligations and liabilities under this Agreement, both those arising on or before the Novation Date and those arising thereafter. In addition, on or prior to the Novation Date, the Investor shall cause AHI USA to (a) make any additional representations and warranties to the Company that the Company reasonably determines are required in order to confirm AHI USA’s suitability to subscribe for Company Shares under applicable securities laws and (b) execute a joinder to the shareholders’ agreement of the Company in effect at such time. The Investor will cause AHI USA to execute any other documents (in a form reasonably acceptable to the Company) and do all other acts and things reasonably requested by the Company to give effect to the foregoing as of the Novation Date. In furtherance of the foregoing, the Investor, AHI USA and the Company shall enter into an assignment and assumption agreement on the Novation Date substantially in the form of the agreement attached as Schedule B hereto.

11.2	References

On and from the Novation Date but subject to compliance with clause 11.1, each reference in this Agreement to the Investor shall be deemed to be a reference to AHI USA.

11.3	Release by the Company

On and from the Novation Date but subject to compliance with clause 11.1, the Company releases the Investor from:

(a)	any obligation and liability under or in respect of this Agreement; and

(b)	any Claim which it may have or but for this release might have had against the Investor connected with this Agreement.

11.4	Release by the Investor

On and from the Novation Date but subject to compliance with clause 11.1, the Investor releases the Company from:

(a)	any obligations and liability under or in respect of this Agreement; and

(b)	any Claim which it may have or but for this release might have had against the Company connected with this Agreement.

12.	MISCELLANEOUS

12.1	Termination

Unless earlier terminated in accordance with clause 8.2, this Agreement shall terminate (a) on the written agreement of the parties once all obligations under this Agreement have been satisfied, or (b) automatically upon a Change of Control of the Company.

12.2	Effect of Termination

On such termination, (a) subject to (b) below, any amounts or share issuances due from the Defaulting Party to the Non-Defaulting Party accrued to the date of termination shall be immediately due and payable or issuable, as applicable, and

(b) the Company is not obligated to accept any further subscription from the Investor, or to issue any Subscription Shares after the date of such Event of Default.

12.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

12.4	Taxes and withholdings

The Investor must make any payments to be made to the Company free of all withholdings and deductions. For greater certainty, in the event that the Investor is required under applicable law to withhold or deduct an amount from a payment to be made to the Company, the payment to the Company shall be increased to the extent necessary to ensure that the Company receives a sum net of any withholding or deduction equal to the amount which it would have received had no such withholding or deduction been made.

12.5	Further assurance

Each party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other party to effectively carry out and give effect to the terms and intentions of this Agreement.

12.6	Governing law

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province and each party irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (b) agrees to commence such an action or proceeding in Toronto, Ontario, and to cooperate and use its commercially reasonable efforts to bring the action or proceeding before the Ontario Superior Court of Justice (Commercial List), (c) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (d) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

12.7	Costs

Each party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

12.8	Severance

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

12.9	Entire Agreement

This Agreement, together with (a) the shareholders’ agreement in respect of the Company to be entered into by the Investor, (b) the confidentiality agreement dated December 11, 2020 entered into between the Company and the Investor and (c) the Reseller Agreement, shall constitute the sole understanding of the parties with respect to the subject matter hereof and replaces all other agreements with respect thereto.

12.10	Conflicts

In the event of any conflict or inconsistency between the provisions of this Agreement and the shareholders’ agreement of the Company to which the Investor is a party, the shareholders’ agreement shall prevail with respect to the Investor.

12.11	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile or other electronic means) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

EXECUTED by the parties as of the date first written above.

EXECUTED by ADVANCED HUMAN IMAGING	)
LIMITED	)
ACN 602 111 115)
in accordance with section 127 of the Corporations Act 2001 (Cth):	)

Signature of authorized signatory	Signature of authorized signatory

Vlado Bosanac	Steven Richards
Name of authorized signatory	Name of authorized signatory

EXECUTED BY	)
TRIAGE TECHNOLOGIES INC.	)
)
)

Signature of authorized signatory	Signature of authorized signatory

Tory Jarmain	Eric Lau
Signature of authorized signatory	Signature of authorized signatory

SC HE DUL E A

Shareholders’ Agreement

(see attached)

SC HE DUL E B

Assignment and Assumption of the Subscription Agreement

THIS AGREEMENT is made the ■ day of ■, 2021

AMONG:

ADVANCED HUMAN IMAGING LIMITED (ACN 602 111 115) of Suite 5, 71-73 South Perth Esplanade, South Perth WA 6151 Australia (Investor)

-	and -

[AHI USA] (a company incorporated under the laws of ■) of [address] (AHI USA)

-	and -

TRIAGE TECHNOLOGIES INC. (a company incorporated under the federal laws of Canada) of 1 Adelaide Street East, Suite 3001 Toronto, Ontario M5C 2V9 Canada (Company);

WHEREAS the Investor entered into a subscription agreement (the Subscription Agreement) with Triage Technologies Inc. (the Company) on March 31, 2021 pursuant to which the Investor irrevocably agreed to, among other things, subscribe for 4,466,748 Subscription Shares for the Aggregate Subscription Price;

AND WHEREAS the Novation Date has occurred as of the date hereof;

AND WHEREAS, in accordance with the Subscription Agreement, the Investor wishes to transfer, assign, convey and set over to AHI USA, and AHI USA wishes to accept the conveyance of, all of the Investor’s obligations and liabilities under the Subscription Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.	Definitions and Interpretation

(a)	Unless otherwise defined herein, all capitalized terms used in this Agreement, including in the recitals hereto, shall have the respective meanings ascribed to them in the Subscription Agreement.

(b)	This Agreement shall be construed in accordance with the rules of interpretation in Section 1.2 of the Subscription Agreement.

2.	Assignment and Assumption

(a)	The Investor hereby transfers, assigns, conveys and sets over to AHI USA its entire right, title and interest in the Subscription Agreement. AHI USA hereby accepts and assumes the transfer, assignment and conveyance from the Investor of its entire right, title and interest in the Subscription Agreement.

(b)	The Investor hereby assigns and transfers to AHI USA, and AHI USA hereby accepts and assumes, all liabilities of the Investor associated with the Subscription Agreement and agrees to pay, keep, observe and perform all of the terms, covenants, conditions and obligations of the Investor under the Subscription Agreement.

3.	Representations and Warranties

AHI USA represents and warrants to the Company, as an inducement to the Company entering into the Agreement that:

(a)	each of the representations and warranties of the Investor in Sections 5.1 and 5.2 of the Subscription Agreement are true and correct as of the date hereof as if such representations and warranties were made by AHI USA, except the representations and warranties in Sections 5.2(a), 5.2(b) and 5.2(d) of the Subscription Agreement;

(b)	its decision to enter into this Agreement and subscribe for the Subscription Shares was made in the United States of America; and

(c)	it is a person to whom it is lawful to offer or issue the Subscription Shares without a disclosure document and it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D, promulgated by the Securities and Exchange Commission under Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.	Joinder

AHI USA shall execute a joinder to the shareholders’ agreement of the Company in effect on the date hereof and deliver same to the Company on the date hereof.

5.	Further Assurances

The Investor and AHI USA shall execute and deliver such additional documents and instruments and shall perform such additional acts as may be necessary or appropriate in connection with this Agreement and all transactions contemplated by this Agreement to effectuate, carry out and perform all of the covenants, obligations and agreements of this Agreement and such transactions.

6.	Governing Law

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province and each party irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (b) agrees to commence such an action or proceeding in Toronto, Ontario, and to cooperate and use its commercially reasonable efforts to bring the action or proceeding before the Ontario Superior Court of Justice (Commercial List), (c) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and

(d) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

7.	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile or other electronic means) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

EXECUTED by the parties as of the date first written above.

EXECUTED by AHI USA	)
)
)
)

Signature of authorized signatory	Signature of authorized signatory

Name of authorized signatory	Name of authorized signatory

)
EXECUTED by ADVANCED HUMAN IMAGING	)
LIMITED	)
ACN 602 111 115)
in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of authorized signatory	Signature of authorized signatory

Name of authorized signatory	Name of authorized signatory

EXECUTED BY	)
TRIAGE TECHNOLOGIES INC.	)
)
)

Signature of authorized signatory	Signature of authorized signatory

Name of authorized signatory	Name of authorized signatory